EMPLOYMENT AGREEMENT

OrangeHook, Inc., a Minnesota Corporation (hereafter "OH" or "the Company") with principal address at 319 Barry Avenue South, Wayzata, Minnesota and Jeffrey J. Hattara, an individual, with principal address (hereafter the **"Employee")** agree, effective as of July 1, 2015 **("Effective Date"),** as follows:

1. Employment. The Company employs Employee and Employee agrees to provide services for the Company, on the terms and conditions set forth below.
2. Scope of Employment. During the Employment Period (as defined below), Employee shall act as the Chief Strategy Officer (**"CSO")** of OH.
3. Employee shall report to the CEO of OH. No modification or change of Employee's title or responsibilities and/or duties shall modify, change or revoke any provision of this Agreement. The general duties and responsibilities of the CSO position are set forth on Exhibit B hereto.

   3.1. Best Efforts; Full Working Time. Employee agrees to devote Employee's best efforts, attention, skill, relations and experience to the performance of Employee's duties in accordance with the provisions of this Agreement. Employee shall apply all of Employee's full working time to performing these services.

   3.2. Supervision and Direction of Services. Employee's services as CSO shall be under the supervision and direction of the CEO of the Company.

   3.3. Rules. Employee shall be bound by all the policies, rules and regulations of the Company employed by now in force and by all such other policies, rules and regulations as may be hereafter implemented and will faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke Employee's status or any other provision of this Employment Agreement.

   3.4. Exclusive Services. During the term of this Agreement and any extension of this Agreement, and fully compensated under provision 4, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which the Company deems to be competitive in any way with the Company's current business operations. Employee agrees that Employee shall not take any action or make any agreement to establish, form, contract with or become employed by a competing business of the Company. Excluding current Committees, Boards, Panels, Councils, Associations, Task Forces, etc. , any new outside potentially competing relations must be approved by Company prior to acceptance or appointment.

   3.5. Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of one **(1)** year following termination of this Agreement and fully compensated under provision 4, Employee shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.

   3.6. Office Location. While Employee is serving as CSO, Employee shall perform Employee's duties under this Agreement primarily at the Company's main office in Wayzata, Minnesota.

   3.7. Term. Employee's term of employment with the Company shall begin on the Effective Date and shall continue thereafter until the third anniversary of the Effective Date (the **"Employment Period"),** unless sooner terminated pursuant to the provisions of this Agreement.

   3.8. Termination. Early Termination. The Company may terminate Employee's employment with the Company prior to the end of the Employment Period by giving the Employee sixty (60) days' advance notice in writing. Employee may terminate his employment prior to the end of the Employment Period by giving the Company 60 days' advance written notice. Upon termination of Employees' employment with the Company, Employee's rights under any applicable benefit plans

shall be determined under the provisions of those plans, unless otherwise specifically set forth herein. Any waiver of notice shall be valid only if it is made in writing.

3.8.1. Death. Employee's employment shall terminate in the event of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of Employee's death, or for periods following Employee's death.

3.8.2. Cause. The Company may terminate Employee's employment for Cause by giving Employee thirty (30) days' advance notice in writing. The term **"Cause"** for termination of Employee's employment shall mean the occurrence of any of the following convictions by a Minnesota court of law: (a) of fraud, moral turpitude, embezzlement, habitual misuse of alcohol, drugs or any controlled substance, theft or similar criminal conduct, or any felony; (b) Employee's breach of the Proprietary Information Agreement attached hereto as Exhibit A

3.8.3. Disability. (a) If Employee is unable to perform his services (with reasonable accommodation) by reason of disability due to illness or incapacity, Employee shall be entitled to receive such compensation as shall be approved and authorized by policies adopted from time to time by the board of directors of the Company. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within a period of six (6) consecutive months, Employee shall not be entitled to receive any further compensation from the Company and the Company may thereupon terminate this Agreement. For purposes of this Agreement, Employee is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Employee is disabled, the Company may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Company and Employee and may become a subject for arbitration under the terms of this Agreement.

3.8.4. Good Reason. Employee may terminate this Agreement for Good Reason, as defined herein. For purposes of this Agreement, **"Good Reason"** shall mean any of the following events: (a) without the Employee's express written consent, the assignment to the Employee of any duties or the reduction of the Employee's duties, either of which diminution in the Employee's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (b) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including corporate office space and location so long as Employee is employed) available to the Employee prior to such reduction; (c) a material reduction by the Company in the Base Salary or incentive opportunity of the Employee as in effect prior to such reduction, unless all executive officers must make similar Base Salary reductions at the same time and period; or (d) without Employee's written consent, the Company requires that Employee's primary location for work (other than travel required by Employee's position) be a location more than 30 driving miles from both the Company's current primary office and Employee's residence; or (e) any material breach by the Company of any material provision of this Agreement. In order to terminate this Agreement for Good Reason, Employee shall provide the Company with (i) written notice of the Good Reason (which notice must be delivered within 90 days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of the Company's breach in sufficient detail to allow the Company the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) 30 days within which to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and the Company fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide the Company with written notice (of

not less than thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s). All overdue or deferred compensation, including stock options shall be repaid and compensated within such grace period.

3.8.5. Payments upon Termination or the Change of Ownership of Company (hereafter Termination"). In the event Employee's employment terminates prior to the end of the Employment Period, (other than for cause as defined in paragraph 3.8.2 and for disability defined in paragraph 3.8.3), Employee shall be entitled to receive regular salary and other benefits until the end of the term of this agreement.

3.8.6. Generally. Upon termination of Employee's employment, Employee (or Employee's heirs in the event of Employee's death) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, bonus, PTO pay, medical and Employee may retain the vested portion of any stock and stock options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreements or stock purchase agreements entered into between the Company and Employee.

4. Compensation and Benefits.

4.1 Stock Grant. In lieu of receiving cash compensation for services provided in 2015, Employee shall receive a stock grant equal to 1,150,000 shares of OrangeHook common stock. The value of these shares has been determined to be sixteen cents ($0.16) per share, or $184,000, based on a business valuation report prepared by an outside appraisal firm, Shenehon Company, dated December 15, 2014.

4.2 Base Salary. Starting on January 1, 2016, Employee will be paid a base salary of two hundred forty thousand dollars ($240,000) per year subject to the normal payroll withholdings.

4.3 Short Term Incentive Compensation (STI). STI compensation equal to 100% of base salary with an overachievement potential of 150% of base salary, paid quarterly with a "true up" at year end. STI shall be based upon the achievement of targeted Revenue and EBITDA submitted to and approved by the Compensation Committee of the board of directors. For 2016 the target revenue and EBITDA shall be as outlined in Exhibit "C". Each year, Employee shall submit the budget and target numbers for approval, and the acceptance of the same shall be through mutual discussion and agreement utilizing a methodology consistently applied across all OrangeHook portfolio companies. For 2016, for performance below 75% the target, Employee shall receive no STI. At the 80% level, 50% the STI will be paid. STI will increase linearly until target is achieved. For performance at the target, Associate shall receive $240,000. For performance above the target, Associate will receive additional compensation up to a limit of $360,000.00 with interim awards based upon a STI matrix to be provided.

4.4 Extraordinary Income (EI) at 25% of EI totals. In recognition of the volatile nature of an early stage entity, the Company desires to present Extraordinary Income potential to Employee based upon the following 3three events.

4.41. Performance in excess of 150% of budget and plan. Should actual performance exceed 150% of budget, Associate shall be entitled to an award of 25% of base salary.

4.42. Sale of Operating Subsidiary. If a subsidiary is spun off for sale for any price above the price paid for the subsidiary by the Company, Employee would receive a bonus to be determined by the compensation committee commensurate with the employees' involvement with the transaction. This incentive plan will be adjusted with the formation of the OrangeHook payment company effective Q1, 2016.

4.43. Exceptional Opportunities (EI). Any such EI proffered by Employee and accepted by the Compensation Committee, including cross portfolio sales and business development activities. Any offer declined by the Compensation Committee may be offered to other businesses, including competitors of Company given the employees' cross entity role as Chief Strategy Officer, such EI will be need to be approved by the Compensation Committee on a case by case basis.

4.5. Stock Options. Long Term Incentive Income (LTI) at 75% of base salary awarded each year in OH common stock grants, and vesting for successive 2 year look backs commencing in the 25th month of employment. Such LTI shall be awarded based upon the average STI compensation earned during the preceding 24 months. For example, if STI averages 100% in the first 24 months, then $180,000 of common stock shall be awarded in month 25 based upon the price of the common stock at the initiation of this agreement. For purposes of this first annual calculation, that initial price would be $14 per share. Accordingly, 12,857 shares ($180,000/$14) shall be issued on the 25th month with those shares being fully registered.

4.6. Paid Time Off (PTO) and other Standard Benefits. Employee shall initially be entitled to a minimum four (4) weeks PTO , subject to all other terms and conditions of the Company's PTO policy specified in the Company's Employee Policy Manual, as modified and in effect from time to time **("Policy Manual")**, receipt of a copy of which is acknowledged by Employee. Vacation days are not lost from one calendar year to the next and no cap is maintained. In addition, Employee is entitled to paid holidays, leave and other benefits in accordance with the Company's Policy Manual. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by the Company in accordance with the Company's standard policies for employees and conditioned upon Employee's prior presentation to the Company's accounting department of appropriate receipts and such other verification of expenses as the Company may require from time to time. Reimbursements to the Employee will be made with fourteen (14) days of the date the expense report is submitted.

5. Employment Information. Employee represents and warrants to the Company that all information provided by Employee in connection with Employee's employment and any supplemental Employee information provided to the Company is complete, true and correct in all respects. Employee has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the Employee information provided by Employee to the Company. Employee shall immediately notify the Company in writing of any change in the accuracy or completeness of all such information.

6. Trade Secrets. Employee acknowledges that the Company has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the "confidential information" described in the "Proprietary Information Agreement" attached hereto as Exhibit A. Employee has

previously executed the Proprietary Information Agreement or agrees to execute the Company's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7. Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the verified breach by Employee of any covenants contained in Sections 3.4, 3.5, 6 and 7 will result in immediate and irreparable injury to the Company. In the event of any verified breach by Employee of the covenants contained in Sections 3.4, 3.5, 6 or 7, the Company shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to the Company. The parties agree that, in the case of such a breach by Employee of any of the provisions of such Sections, the Company may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach. Damages are only equal to the documented monetary damage. No public acknowledgement or Employee compensation provision here within will be withheld or disallowed to Employee until proven and recognized by a Minnesota court of law.

8. Miscellaneous.

   a. Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Minnesota. The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Hennepin, Minnesota.
   b. Entire Agreement. This Agreement, the Proprietary Information Agreement attached and described in Section 7 and the LTI and Signing Bonus provisions attached and/or described in Section 4, contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.
   c. Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.
   d. Severability. The Company and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.
   e. Attorneys' Fees. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the

prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled in accordance with applicable law. Any award of damages by any court or arbitration; the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

f. Amendment. The provisions of this Agreement may be modified at any time by mutual agreement of the parties. Any such mutual agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought in accordance within this agreement.

g. No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by the Company with the understanding that this Agreement is personal to, and will be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than the Company and Employee shall have any rights whatsoever under this Agreement. No person or entity other than the Company or Employee or their assigned legal counsel shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of the Company or Employee hereunder.

h. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

i. Resolution of Disputes.

   i. Resolution of Disputes. The Company and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "dispute") shall be resolved by mediation first; then binding arbitration as required and provided in this paragraph. The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this paragraph.

   ii. Binding Arbitration. Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the Minnesota Arbitration Association.

   iii. Appointment of Arbitrator. The arbitrator shall be a neutral arbitrator selected by the Company and Employee. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the

parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Hennepin County, Minnesota.

iv. Initiation of Arbitration. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the dispute first arose.

v. Location of Arbitration. Any arbitration hearing shall be conducted in Hennepin County, Minnesota.

vi. Applicable Law. The law applicable to the arbitration of any dispute shall be the law of the State of Minnesota, excluding its conflicts of law rules.

vii. Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the American Arbitration Association under Minnesota jurisdiction. The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

viii. Scope of Arbitrators' Award or Decision. The Company and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

ix. Costs of Arbitration; Attorneys' Fees. The Company shall bear any costs of arbitration that are over and above costs that would be incurred by the Employee had Employee not been required to arbitrate the dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys' fees. However, the Company and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys' fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by the Employee in a court action.

x. Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY MINNESOTA LAW AND EMPLOYEE IS GIVING UP ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE IS GIVING UP EMPLOYEE'S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE MINNESOTA CODE OF CIVIL PROCEDURE. EMPLOYEE'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT

DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

j. Exhibits. All exhibits to which reference is made are deemed incorporated in this agreement whether or not actually attached.

SIGNATURE PAGE AND EXHIBITS FOLLOW BELOW

This Section Left Blank on Purpose

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of July 1, 2015.

OrangeHook, Inc. (Company)

By: James Mandel, CEO/Board Member

7/1/2015 (As of)
Date

Jeffrey J Hattara (Employee)

By: Jeffrey J. Hattara

7/1/2015 (As of)
Date

Employee Resident Address:

[Address]

Witness

5/13/16
Date

David C. Carlson
Print Name

EXHIBIT "A"

Proprietary Information Agreement:

EXHIBIT B

Chief Strategy Officer (CSO) JOB DESCRIPTION

Chief Strategy Officer Job Description:

Primary driver and coordinator of all OrangeHook Business Development Activities.

Jointly with CEO, oversee the strategic vision and direction of the overall entity

Build and drive the growth of revenue ecosystem.

With CFO, Help build and maintain the necessary functions and personnel to grow measurable revenue and profits.

Position:

This position reports to the CEO and will work cross-functionally to ensure that each group in the Company is appropriately involved in business development activities that will benefit the Company.

- Assisting the Board and CEO in developing a high-level strategy.
- Identifying the key, important people from known stakeholder groups
- Identifying new and existing important company assets that can be used to create value for these groups of stakeholders
- Assuring the timely creation of strategic plans for forging and building revenue and profit
- Assisting with the design and executing on specific initiatives that drive these results

EXHIBIT "C"

2015 Compensation Plan

Revenue Target: Weight 60%	$12,000,000.00
EBITDA: Weight 40%	$ 500,000.00 (After Corporate allocations) $ 2,000,000.00 (Before Corporate allocations)